EXHIBIT 99.1

Janis Smith
202-752-6673

July 21, 2004

FANNIE MAE REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Return to Positive Portfolio Growth, Exceptional Credit Results Mark Solid Performance;
Capital Position Further Strengthened, Risk Measures Remain Strong and Stable

Net income at $1,112 million, up 0.9 percent over the second quarter of 2003;
Diluted earnings per share at $1.10, up 0.9 percent

Core business earnings at $1,896 million, up 1.9 percent over the second quarter of 2003;
Core business diluted earnings per share at $1.91, up 2.7 percent

WASHINGTON, DC – Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today reported financial results for the second quarter of 2004 and updated its performance outlook for the full year.

Reported GAAP Results*
	For the Quarter Ended June 30,			For the Six Months Ended June 30,
	2004	2003	Change	2004	2003	Change
Net Income (in millions)	$1,112.2	$1,101.9	0.9%	$3,011.6	$3,042.4	-1.0%
EPS** (in dollars)	$1.10	$1.09	0.9%	$3.01	$3.02	-0.3%

Core Business Earnings*
	For the Quarter Ended June 30,			For the Six Months Ended June 30,
	2004	2003	Change	2004	2003	Change
Core Business Earnings (in millions)	$1,896.3	$1,860.4	1.9%	$3,916.0	$3,710.1	5.5%
Core Business EPS** (in dollars)	$1.91	$1.86	2.7%	$3.94	$3.70	6.5%

* The company’s reported results are based on generally accepted accounting principles (GAAP). Management uses a supplemental non-GAAP measure called “core business earnings” as its primary measure in operating Fannie Mae’s business (see “Non-GAAP Financial Measures”).

** Diluted earnings per share

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Highlights of Fannie Mae’s financial performance in the second quarter of 2004 included:

•	Business volume of $226 billion compared with $163 billion in the previous quarter;

•	Annualized growth of 4.8 percent in the mortgage portfolio;

•	Net interest margin of 104 basis points compared with 107 basis points in the previous quarter;

•	Guaranty fee income of $656.7 million, a 3.9 percent increase over the second quarter of 2003;

•	Credit-related losses of $16.6 million, down $6.3 million from the second quarter of 2003; and,

•	Core capital of $36.1 billion, a 17.7 percent increase over the second quarter of 2003.

Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer, said, “Fannie Mae delivered a solid second quarter performance in a challenging market characterized by significant volatility, continued strong investor competition for mortgages, and a marked shift among consumers to alternative mortgage products.” Raines continued, “Business volumes increased notably over the first quarter of 2004, and our mortgage portfolio returned to positive growth for both June and the second quarter as a whole. Equally important, our results reflected Fannie Mae’s continued focus on disciplined risk management, as credit losses remained at exceptionally low levels by historical standards and our portfolio’s duration gap remained well within our preferred range even as interest rates moved significantly during the quarter. In addition, we are pleased that Standard & Poor’s reaffirmed our company’s corporate governance score of 9 on a 10 point scale, citing ‘governance practices that are consistently strong or very strong.’” Raines concluded, “Given the balance and flexibility of Fannie Mae’s business model and the demonstrated effectiveness of our risk disciplines, we believe we are well positioned to address the continued challenges presented by a transitioning market through the remainder of the year and beyond.”

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Consolidated Performance Summary

Reported Results

Fannie Mae’s reported net income was $1,112.2 million for the second quarter of 2004, substantially unchanged from the prior year quarter. These results were driven by a $763.3 million decline in losses from the call and repurchase of outstanding debt and a 3.9 percent increase in guaranty fee income, partially offset by a 11.1 percent decline in net interest income and a $401.6 million decrease in fee and other income. The decline in fee and other income resulted largely from the recording of $278.2 million of other-than-temporary impairment expense. The substantial majority of this amount related to impairment of our investment in debt securities, including manufactured housing securities, which resulted from the implementation of a new estimation process for recognizing impairment as defined by our regulator. Taxable-equivalent revenue for the second quarter of 2004 was $4,032.3 million compared with $4,695.6 million in the same quarter in the prior year. Our reported net interest yield declined to 1.37 percent in the second quarter of 2004 from 1.63 percent during the same quarter of the prior year.

The company recorded $1,979.7 million of unrealized mark-to-market losses on purchased options during the second quarter of 2004 in accordance with Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), compared with $1,882.7 million in unrealized mark-to-market losses in the second quarter of 2003. Unrealized losses recorded for each of these second quarter periods were due primarily to changes in the fair value of the time value of purchased options that primarily resulted from fluctuations in interest rates and interest rate volatility.

Core Business Results

Core business earnings is a non-GAAP measure used by management in operating the company’s business (see “Non-GAAP Financial Measures”). The attachments to this release include a reconciliation of core business earnings to reported net income.

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Core business earnings for the second quarter of 2004 totaled $1,896.3 million, up 1.9 percent from core business earnings of $1,860.4 million in the second quarter of 2003. Core taxable-equivalent revenue for the second quarter of 2004 was $3,258.9 million compared with $3,979.8 million in the same quarter prior year. Core business diluted EPS for the second quarter of 2004 was $1.91, 2.7 percent higher than the $1.86 reported for the second quarter of 2003. Growth in core business earnings and diluted EPS was driven by the $763.3 million decline in losses from the call and repurchase of outstanding debt and a 3.9 percent increase in guaranty fee income, partially offset by a 16.0 percent decline in core net interest income and a $401.6 million decrease in fee and other income. During the quarter the company recorded $278.2 million of other-than-temporary impairment expense, largely reflecting the impact of changing its estimation process for impairment of certain debt securities, including manufactured housing securities.

Business Volume

Fannie Mae’s business volume totaled $225.9 billion in the second quarter of 2004 compared with $410.5 billion in the prior year quarter and $163.0 billion in the first quarter of 2004. Fannie Mae’s combined book of business grew at a compound annualized rate of 4.5 percent during the second quarter of 2004, including annualized growth in outstanding MBS and our mortgage portfolio of 4.3 percent and 4.8 percent, respectively.

Performance Review and Outlook

Timothy Howard, Fannie Mae’s Vice Chairman and Chief Financial Officer said, “Our second quarter results were consistent with our expectation of increased variability in certain line items of our financial statements this year. Of particular note, June portfolio growth was more than sufficient to offset declines in the prior two months, enabling us to record positive growth for the quarter even as we adhered to the strict disciplines that govern our portfolio purchase decisions.”

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Howard continued, “Looking forward, while we anticipate that portfolio growth will remain positive during the second half of the year, other developments during the quarter have caused us to reduce our expectations for core business EPS growth for the full year. Most obvious is the recording of $278.2 million in other-than-temporary impairment on debt securities, including manufactured housing securities, virtually all of which related to the implementation of a new estimation process for the recognition of impairment as defined by our regulator. In addition, we have experienced lower purchase volumes and narrower initial purchase spreads in our portfolio relative to our earlier projections. Acting as a partial offset to these influences, however, should be credit losses that are significantly lower than previously expected.”

Howard said that opportunities for portfolio growth for the next several months were likely to continue to be affected by an unusually high market share of adjustable-rate mortgages and spirited competition for mortgage assets among a variety of investor types. As a consequence, Howard said, option-adjusted mortgage spreads may remain relatively narrow by historical standards. Said Howard, “With lower projected liquidations we expect to record positive portfolio growth for the second half of the year, but weakness during the first half is likely to cause the portfolio’s results for all of 2004 to fall short of this year’s growth in mortgage debt outstanding, estimated to be in the 9 to 10 percent range.”

Howard added that the mix of the company’s mortgage purchase commitments this year has been notably different from the prior few years. Howard said that as homeowners reacted to rising interest rates over a third of Fannie Mae’s purchase commitments during the first half of 2004 were for hybrid ARMs and floating-rate mortgage-backed securities, compared with less than a 10 percent share of such products in 2002 and 2003. This fact, together with the flattening of the yield curve that began in April, caused the initial spread on Fannie Mae’s second quarter purchase commitments to be substantially lower than had been projected at the beginning of the year. Said Howard, “These lower initial spreads are not expected to affect the profitability of the mortgages over their lives, but they will result in lower near-term income relative to our earlier projections.”

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Howard noted that significantly reduced credit losses should partially offset the effects of slower portfolio growth and narrower initial purchase spreads. Howard said, “Although we clearly have passed the peak of the home price cycle in some areas of the country, we are seeing greater benefits from our credit loss-sharing strategies in these markets than we would have anticipated. This is keeping both our loss per case on foreclosure and our total credit-related losses remarkably low.” Howard added that given the credit loss results of the first half of the year it is possible that credit losses for all of 2004 would be no higher than they were in 2003. The extremely low credit losses for the year to date, Howard said, also caused the company to reduce its allowance for loan losses by $38 million during the second quarter.

The company had indicated in its earnings guidance in April that a higher-than-projected net interest margin might serve as a further offset to lower-than-anticipated portfolio growth. This, said Howard, no longer seemed likely. “Higher interest rates during the quarter caused us to reduce our percentage of short-term debt and extend the duration of our liabilities to match the extending durations of our assets,” Howard said. “This fact, combined with the effect of lower initial purchase spreads on mortgages during the quarter, means that we now should expect to see the net interest margin move below 100 basis points during the second half of the year.”

Howard concluded by noting that the factors discussed above had caused management to adjust their growth expectation for 2004 core business earnings per share to the mid-single digit range from their previous expectation of close to 10 percent.

Fannie Mae is unable to provide meaningful outlooks for net income or net interest yield, the most comparable GAAP measures to core business earnings and net interest margin. These GAAP measures may fluctuate considerably from quarter to quarter because they include unrealized gains or losses in the time value of purchased options. These unrealized gains or losses are heavily influenced by the volume and mix of purchased options used to finance the company’s portfolio as well as fluctuations in interest rates, which cannot reliably be projected.

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Portfolio Business Results

Key Performance Measures
Dollars in millions	Q2 2004	Q2 2003	Change
Mortgage Portfolio, Gross	$891,210	$814,924	9.4%
Net Interest Income	$3,113.5	$3,500.3	-11.1%
Core Net Interest Income	$2,340.1	$2,784.5	-16.0%
Net Interest Yield*	137 bps	163 bps	-26 bps
Net Interest Margin*	104 bps	130 bps	-26 bps
Gain (Loss) on Debt Repurchases and Calls	$23.5	$(739.8)	$763.3

*In basis points (bps)

Overview: Fannie Mae’s mortgage portfolio grew by 9.4 percent compared with the second quarter of 2003. The portfolio recorded annualized growth of 4.8 percent in the second quarter of 2004, reflecting modestly more attractive opportunities for mortgage investment throughout the quarter and a substantial decline in liquidations in June. Initial mortgage purchase spreads during the second quarter were significantly lower than in the first quarter, due to a flatter yield curve and a substantially higher percentage of purchases of floating-rate mortgage assets and hybrid ARMs. Rising interest rates and an attendant lengthening of mortgage durations resulted in the company’s lengthening its funding from the prior year quarter, leading to a significant decline in the net interest yield and margin compared with the second quarter of 2003.

Core Net Interest Income: Core net interest income for the second quarter of 2004 was $2,340.1 million compared with $2,784.5 million in the second quarter of 2003. This decline was in line with management’s expectations, and resulted from a 26 basis point decrease in the net interest margin, partially offset by a 6.4 percent rise in the average net investment balance between these two periods.

Net Interest Margin: The company’s net interest margin averaged 104 basis points in the second quarter of 2004 compared with 130 basis points in the second quarter of 2003 and 107 basis points in the first quarter of 2004. The decline from the prior year period was attributable to the extension of liability durations to match the extending duration of assets, in addition to a reduction in asset yields as liquidating mortgages were replaced with current lower-coupon loans.

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Portfolio Growth: Fannie Mae’s mortgage portfolio grew at an annualized rate of 4.8 percent in the second quarter of 2004. Portfolio growth during the quarter reflected modest improvements in mortgage-to-debt spreads and a substantial decline in mortgage liquidations in the latter part of the quarter. Fannie Mae has adhered to its disciplined approach to portfolio investment, purchasing opportunistically when spreads meet the company’s hurdle rates and supply is available in the market.

Retained commitments to purchase mortgages were $86.9 billion, less than half the $190.7 billion reported in the prior year quarter but a $33.2 billion increase compared with the first quarter of 2004. Mortgage purchases were $91.3 billion in the second quarter of 2004 compared with $128.0 billion in the second quarter of 2003 and $41.0 billion in the first quarter of 2004. Mortgage purchases increased to $37.2 billion in June from a quarterly low of $26.7 billion in May. Outstanding mandatory portfolio commitments were $18.3 billion in the second quarter of 2004 compared with $20.7 billion in the first quarter of 2004.

Duration Gap: The duration gap of Fannie Mae’s mortgage portfolio averaged +2 months in June, +3 months in May and +3 months in April. Fannie Mae’s duration gap has remained within a range of plus or minus six months since October 2002.

Debt Calls and Repurchases: Fannie Mae calls or repurchases debt on a regular basis. For the second quarter of 2004 the company realized modest gains from debt repurchases and debt calls of $23.5 million compared with losses of $739.8 million in the second quarter of 2003. During the quarter the company realized $30.2 million of gains on debt repurchases and $6.7 million of losses on debt calls.

Derivatives: Fannie Mae uses basic derivative instruments as substitutes for noncallable and callable debt issued in the cash markets. These instruments help match the cash flow characteristics of Fannie Mae’s debt with those of its mortgages, and reduce the interest rate risk in the company’s portfolio.

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Fannie Mae’s primary credit exposure on derivatives is that counterparties might default on payments due, which could result in Fannie Mae having to replace the derivatives with different counterparties at a higher cost. Fannie Mae’s exposure on derivative contracts (taking into account master settlement agreements that allow for netting of payments, and net of collateral received) was $534 million at June 30, 2004 versus $327 million at March 31, 2004. All of this exposure was to counterparties rated A-/A3 or higher.

Credit Guaranty Business Results

Key Performance Measures
	Q2 2004	Q2 2003	Change
Outstanding MBS ($ in billions)	$1,360.0	$1,237.5	9.9%
Guaranty Fee Income ($ in millions)	$656.7	$632.3	3.9%
Effective Guaranty Fee Rate*	19.4 bps	21.2 bps	-1.8 bps
Credit-Related Losses ($ in millions)	$16.6	$22.9	-$6.3
Credit Loss Rate	.003%	.005%	-.002%

*In basis points (bps)

Overview: Outstanding MBS grew by 9.9 percent compared with the second quarter of 2003. Annualized growth in outstanding MBS between the first and second quarters of 2004 slowed to 4.3 percent, reflecting lower refinance-driven volume, a substantial increase in the origination of higher-risk forms of hybrid ARMs, and heightened competition from private label issuers. Fannie Mae’s effective guaranty fee rate declined during the second quarter as rising interest rates resulted in a significant decline in the accelerated recognition of deferred fee income. Market share gains by private label issuers have been driven by an increased proportion of sub-prime and Alt-A securitized mortgages, including interest-only hybrid ARMs. The sharp decline in our market share for these products reflects our belief that current market pricing does not adequately compensate for the credit risk.

Guaranty Fee Income: Guaranty fee income was $656.7 million in the second quarter of 2004, a 3.9 percent increase compared with the second quarter of 2003. The increase in guaranty fee income was driven by a 13.6 percent rise in average outstanding MBS, partially offset by a 1.8 basis point decline in the effective guaranty fee rate on that business.

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Outstanding MBS: Outstanding MBS increased at an annualized rate of 4.3 percent for the second quarter. Growth in outstanding MBS was supported by the continued strength of mortgage purchase originations, mitigated by a notable decline in credit risk market share.

Effective Guaranty Fee Rate: The effective guaranty fee rate averaged 19.4 basis points in the second quarter of 2004 compared with 21.2 basis points in the second quarter of 2003 and 22.1 basis points in the first quarter of 2004. The decline in the effective guaranty fee rate between the second quarters of 2004 and 2003 was a result of the substantially reduced impact of accelerated recognition of deferred fees that had resulted from lower prevailing interest rates in the prior year quarter, partially offset by increased risk-based pricing fees on new business.

Credit-Related Performance: Credit-related losses were significantly lower than expected during the second quarter of 2004, driven by a continuation of very low average losses per case on foreclosed properties. Acquisitions of foreclosed properties also posted their smallest quarterly increase in 10 quarters. Credit-related losses were $16.6 million in the second quarter of 2004 compared with $22.9 million in the second quarter of 2003 and $9.7 million in the first quarter of 2004. Fannie Mae’s credit loss ratio was 0.3 basis points in the second quarter of 2004 compared with 0.5 basis points in the second quarter of 2003 and 0.2 basis points in the first quarter of 2004. The company anticipates a moderate uptrend in credit losses during the remainder of the year.

Credit-related expense totaled $21.2 million of income in the second quarter of 2004 compared with $22.6 million of expense in the second quarter of 2003. During the quarter the company incorporated the continued experience of lower-than-projected credit losses into its assessment of the adequacy of its loan loss reserve. As a result the company reduced its allowance for loan losses and guaranty liability for MBS to $757 million at June 30, 2004, compared with $795 million at March 31, 2004, and recorded a negative loss provision of $12.2 million in the second quarter of 2004 compared with $26.1 million of expense in the second quarter of 2003. Foreclosed property income was $9.0 million in the second quarter of 2004 compared with income of $3.5 million in the prior year quarter.

Fannie Mae’s conventional single-family serious delinquency rate, an indicator of potential future loss activity, was 0.57 percent at May 31, 2004 compared with 0.58 percent at March 31, 2004.

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Other Line Items

Fee and Other Income (Expense): Fee and other income in the second quarter of 2004 totaled $170.1 million of expense compared with $231.5 million of income in the second quarter of 2003 and $2.2 million of income in the first quarter of 2004. The decrease in fee and other income in the second quarter of 2004 was primarily attributable to the recognition of $278.2 million of other-than-temporary impairment cited earlier. Of that, $264.9 million was related to the revised process for the estimation of impairments prescribed by the company’s regulator. Additionally, the decrease in fee and other income relative to the second quarter of 2003 reflected a substantial decline in transaction fees, driven by significantly reduced business volumes.

Administrative Expenses: Administrative expenses totaled $384.4 million in the second quarter of 2004, up 8.5 percent from $354.2 million in the second quarter of 2003. The company’s ratio of administrative expense to the average gross mortgage portfolio and average outstanding MBS in the second quarter of 2004 was .069 percent compared with .071 percent in the prior year quarter. The company continues to expect a single-digit increase in administrative expenses for the year.

Income Taxes: The provision for federal income taxes on net income was $168.5 million in the second quarter of 2004 compared with $262.9 million in the second quarter of 2003. The effective federal income tax rate on net income was 13 percent in the second quarter of 2004 compared with 19 percent for the same period last year. During the quarter the company recorded an increase of $66 million in investment tax credits compared with the prior year quarter, most of which resulted from its low income housing investments. The provision for federal income taxes on core business earnings was $590.7 million in the second quarter of 2004, compared with $671.3 million in the second quarter of 2003. The effective federal income tax rate on core business earnings was 24 percent in the second quarter of 2004 compared with 27 percent for the same period last year. The decrease in the tax rate on core business earnings was primarily the result of the increase in investment tax credits.

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Capital Account Management

Share Repurchase: Fannie Mae repurchased 2.8 million shares of common stock during the second quarter of 2004 compared with 5.3 million shares in the second quarter of 2003. Through June 30, 2004 the company has repurchased a total of 20.9 million shares against the Board of Directors’ authorization to purchase up to 49.4 million shares of the company’s common stock, or 5 percent of shares outstanding as of December 31, 2002. At June 30, 2004 Fannie Mae had 968.0 million shares of common stock outstanding compared with 976.3 million shares at June 30, 2003.

Preferred Stock: The company did not issue any preferred stock during the second quarter of 2004 compared with the issuance of $805 million during the second quarter of 2003. At June 30, 2004, preferred stock made up 11.4 percent of Fannie Mae’s core capital.

Dividends: Fannie Mae’s second quarter 2004 dividend of $0.52 per common share, announced in April, was 33 percent higher than the $0.39 dividend per common share paid in the second quarter of 2003. Fannie Mae has increased its dividend on common shares at least annually for 19 consecutive years.

Core Capital: Fannie Mae’s core capital, which is the basis for the company’s statutory minimum capital requirement, was $36.1 billion at June 30, 2004 compared with $35.7 billion at March 31, 2004 and $30.7 billion at June 30, 2003. Core capital was an estimated $4,927 million above the statutory minimum at June 30, 2004.

Total Capital: Total capital includes core capital and the total allowance for loan losses and guaranty liabilities for MBS, less any specific loss allowances, and is the basis for the risk-based capital standard. Total capital was $36.9 billion at June 30, 2004 compared with $36.5 billion at March 31, 2004 and $31.5 billion at June 30, 2003. Fannie Mae’s total capital exceeded the risk-based requirement by $10,520 million as of March 31, 2004, the latest period for which a risk-based capital requirement has been determined. The risk-based standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

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Subordinated Debt: Subordinated debt serves as an important risk-bearing supplement to Fannie Mae’s equity capital, although it is not a component of core capital. At June 30, 2004, Fannie Mae’s total capital and outstanding subordinated debt as a percent of on-balance sheet assets, after providing for capital to support off-balance sheet MBS, was 4.4 percent.

Stockholders’ Equity: In preparing its first quarter 10-Q the company determined that it would be possible to include in its earnings press releases preliminary selected balance sheet and stockholders’ equity data with accumulated other comprehensive income detail by extending the typical timing of these press releases by several days. In accordance with this determination, and recognizing investors’ preference for earlier release of these disclosures, Fannie Mae has reintroduced in the attachments to this document the preliminary selected balance sheet and stockholders’ equity data that were deferred to the 10-Q in the first quarter financials. Management expects that by adopting a schedule that extends the timing of our earnings press releases by several days the company will be able to continue to report preliminary selected balance sheet information in quarterly earnings press releases going forward.

At June 30, 2004, the company’s total stockholders’ equity was $26.1 billion, a 25.6 percent increase compared with $20.8 billion at March 31, 2004. The substantial increase in total stockholders’ equity over the past quarter reflects the significantly higher mark-to-market value of certain derivatives—including interest rate swaps—that the company uses as substitutes for callable debt. In accordance with FAS 133, the fair values of these derivatives are marked to market and recorded as a component of accumulated other comprehensive income. Stockholders’ equity also benefited from the strength of retained earnings.

Voluntary Disclosures

As part of Fannie Mae’s voluntary market discipline, liquidity, safety and soundness initiatives of October 2000, the company discloses on a quarterly basis its liquid assets as a percent of total assets along with the sensitivity of its future credit losses to an immediate 5 percent decline in home prices. These disclosures, in addition to our monthly interest-rate-risk disclosures, are included in the attachments to this release.

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Benchmark Securities Calendar

As announced on July 16th, Fannie Mae currently intends to issue Benchmark Securities in accordance with its previously announced calendar for the remainder of the year. The company will continue to issue Benchmark Securities only on previously announced calendar dates. In accordance with this calendar, all new issue noncallable and callable Benchmark Notes will be at least $4 billion and $2 billion in size, respectively, to enhance the liquidity of these securities. However, as a result of a dynamic business environment, including factors set forth in this release such as mortgage product mix, growth in mortgage debt outstanding, and continued heightened competition for mortgage assets, the company desires additional flexibility in its funding strategies and therefore may elect to forego any scheduled Benchmark Securities issuance in 2004. If Fannie Mae elects not to issue a scheduled Benchmark Security, it will provide notice of its election either prior to or on the scheduled announcement date for the security.

Conference Call

Fannie Mae will host a conference call with Vice Chairman Howard to discuss the company’s second quarter earnings release and respond to investor questions on Wednesday, July 21 at 11:00 a.m. ET. The dial-in number for the call is 1-888-423-3269 or, for international callers, 612-332-0819. The confirmation code is 737561. Please dial in 5 to 10 minutes prior to the start of the call. Investors are invited to participate in the question and answer session via phone or e-mail. Questions may be submitted beginning on July 20 to ask_the_cfo@fanniemae.com; follow-up questions may be submitted to this e-mail address both during and after the call. Fannie Mae also will provide an audio Web cast of the conference call, which interested parties can access from Fannie Mae’s Web site and will be available for 30 days after the call. A replay of the conference call will be available for two weeks on Fannie Mae’s Web site starting July 21, 2004 at 2:30 p.m. ET through midnight on August 4th. The replay number for the call is 1-800-475-6701 or, for international callers, 320-365-3844. The confirmation code is 737561. This press release, including the attachments that provide a reconciliation of the company’s non-GAAP financial measures to its GAAP results, is available on Fannie Mae’s Web site at http://www.fanniemae.com/ir.

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Non-GAAP Financial Measures

Management relies primarily on core business earnings, a supplemental non-GAAP measure developed in conjunction with Fannie Mae’s adoption of FAS 133, to evaluate Fannie Mae’s financial performance and measure the results of our lines of business. While core business earnings is not a substitute for GAAP net income, Fannie Mae relies on core business earnings in operating its business because Fannie Mae believes core business earnings provides management and investors with a better measure of Fannie Mae’s financial results and better reflects our risk management strategies than GAAP net income. The attachments to this release include a reconciliation of Fannie Mae’s non-GAAP financial measures to its GAAP results. Investors should also refer to Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2003 for a discussion of our use of core business earnings.

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Forward-Looking Statements

This release includes forward-looking statements, including statements regarding future portfolio growth, core business earnings, core business earnings per share, credit losses, net interest margin, Benchmark Securities issuance, and administrative expenses. These statements are based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission (SEC), which are available on the company’s Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. Fannie Mae undertakes no duty to update these forward-looking statements.

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through an expansion of our “American Dream Commitment” to expand access to homeownership for 6 million first-time home buyers – including 1.8 million minority families. Since 1968, Fannie Mae has provided over $6.0 trillion of mortgage financing for 61 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”

Selected Financial Information

This information is unaudited and should be read in conjunction with Fannie Mae’s audited financial statements and notes to the financial statements contained in our most recent Annual Report on Form 10K and subsequent periodic filings with the Securities and Exchange Commission. This information speaks only as of the date of the earnings release that accompanies this information. We do not undertake any obligation to update the information, whether as a result of new information, future events or otherwise.

Dollars and shares in millions, except per share amounts
Numbers may not foot due to rounding.

	Quarter Ended					Six Months Ended June 30,
Income Statement:	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003	2004	2003

Net interest income	$3,113.5	$3,195.9	$3,210.7	$3,489.3	$3,500.3	$6,309.4	$6,868.7
Guaranty fee income	656.7	736.9	618.6	613.2	632.3	1,393.6	1,178.9
Fee and other income (expense), net	(170.1)	2.2	(12.2)	104.4	231.5	(167.9)	344.8
Credit-related income (expense)	21.2	(7.8)	(40.1)	(28.6)	(22.6)	13.4	(42.9)
Administrative expenses	(384.4)	(383.0)	(417.9)	(347.0)	(354.2)	(767.4)	(698.0)
Purchased options income (expense)	(1,979.7)	(959.3)	(132.8)	471.7	(1,882.7)	(2,939.1)	(2,507.3)
Debt extinguishments, net	23.5	(26.7)	(227.0)	(902.0)	(739.8)	(3.3)	(1,132.0)

Income before federal income taxes and cumulative effect of change in accounting principle	1,280.7	2,558.1	2,999.3	3,401.0	1,364.8	3,838.8	4,012.2
Federal income taxes	(168.5)	(658.7)	(802.8)	(920.1)	(262.9)	(827.2)	(969.8)
Cumulative effect of change in accounting principle, net of tax (1)	—	—	—	185.1	—	—	—

Net income	$1,112.2	$1,899.4	$2,196.5	$2,666.0	$1,101.9	$3,011.6	$3,042.4

Preferred stock dividends and issuance costs on redemptions	(40.0)	(43.7)	(43.9)	(41.9)	(34.2)	(83.7)	(64.5)

Earnings per diluted common share:
Before cumulative effect of change in accounting principle	$1.10	$1.90	$2.21	$2.50	$1.09	$3.01	$3.02
After cumulative effect of change in accounting principle	1.10	1.90	2.21	2.69	1.09	3.01	3.02
Cash dividends per share	.52	.52	.45	.45	.39	1.04	.78
Weighted average diluted common shares outstanding	970.3	975.1	974.0	975.9	982.3	972.8	986.5
Effective tax rate on reported income (1)	13%	26%	27%	28%	19%	22%	24%
Return on common equity	21.2%	42.6%	51.9%	63.8%	31.3%	30.6%	43.1%

Core Business Earnings Data: (2)
Core business earnings (3)	$1,896.3	$2,019.7	$1,769.8	$1,826.1	$1,860.4	$3,916.0	$3,710.1
Core business earnings per diluted common share (3)	1.91	2.03	1.77	1.83	1.86	3.94	3.70
Core net interest income (4)	2,340.1	2,421.7	2,421.5	2,668.8	2,784.5	4,761.8	5,388.6
Core taxable-equivalent revenue (5)	3,258.9	3,526.9	3,407.8	3,803.0	3,979.8	6,785.8	7,583.0
Core taxable-equivalent revenue growth	(18.1%)	(2.1%)	10.0%	27.3%	33.9%	(10.5%)	30.5%
Effective tax rate on core business earnings (1)	24%	26%	24%	24%	27%	25%	26%
Return on average realized common equity (6)	23.4%	25.6%	23.4%	25.4%	27.7%	24.5%	27.9%

(1)	Cumulative effect of change in accounting principle represents a one-time after-tax gain associated with the adoption of FAS 149, an amendment to FAS 133 that resulted in the majority of Fannie Mae’s mortgage purchase commitments being accounted for as derivatives. The effective tax rate included the tax effect associated with FAS 149.
(2)	Core business earnings data are non-GAAP (generally accepted accounting principles) measures management uses to track and analyze financial performance. For information regarding why management believes non-GAAP financial measures provide useful information to investors and how management uses these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Core Business Earnings and Business Segment Results” in our Annual Report on Form 10-K for the year ended December 31, 2003.
(3)	Excludes unrealized gains and losses on purchased options recorded under FAS 133 and includes purchased option premiums amortized over the original estimated life of the option. Presented on a net of tax basis.
(4)	Includes non-GAAP adjustment for the amortization of purchased options premiums that would have been recorded as part of net interest income prior to the adoption of FAS 133 in 2001.
(5)	Includes revenues net of operating losses on low-income housing tax credit limited partnerships and amortization expense of purchased options premiums, plus taxable-equivalent adjustments for tax-exempt income and investment credits using the applicable federal income tax rate.
(6)	Core business earnings less preferred stock dividends and issuance costs on redemptions divided by average realized common stockholders’ equity (common stockholders’ equity excluding accumulated other comprehensive income).

Selected Financial Information

Dollars in millions
Numbers may not foot due to rounding.

	Quarter Ended					Six Months Ended June 30,
Other Data:	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003	2004	2003

Mortgage portfolio (1):
Retained commitments	$86,918	$53,683	$33,474	$148,991	$190,726	$140,601	$306,609
Mortgage purchases	91,299	41,004	58,980	253,908	127,960	132,303	259,965
Mortgage liquidations	76,786	54,136	72,158	147,774	125,947	130,922	231,555
Mortgage sales	4,163	4,374	5,554	1,477	5,425	8,537	6,696
Mortgage portfolio, gross (2) (3)	891,210	880,911	898,445	917,131	814,924	891,210	814,924
Mortgage portfolio growth, gross (compounded) (3)	4.8%	(7.6%)	(7.9%)	60.4%	(1.3%)	(1.6%)	5.3%
Mortgage-Backed Securities (1):
MBS issues acquired by others (4)	$134,595	$122,008	$189,911	$173,858	$282,502	$256,603	$486,435
Outstanding MBS liquidations	124,495	80,367	105,490	201,043	157,789	204,862	284,818
Outstanding MBS (5)	1,360,045	1,345,892	1,300,166	1,211,079	1,237,461	1,360,045	1,237,461
Outstanding MBS growth rate (compounded)	4.3%	14.8%	32.8%	(8.3%)	55.9%	9.4%	44.5%
Average effective MBS guaranty fee rate (bps)	19.4	22.1	19.5	20.0	21.2	20.7	20.8
Book-of-Business (1):
Business volume	$225,893	$163,013	$248,890	$427,766	$410,462	$388,906	$746,400
Book of business (3)	2,251,255	2,226,803	2,198,611	2,128,210	2,052,385	2,251,255	2,052,385
Book of business growth rate (compounded) (3)	4.5%	5.2%	13.9%	15.6%	29.2%	4.8%	26.6%
Expense Ratios:
Ratio of administrative expense to average gross mortgage portfolio and average outstanding MBS (annualized)	0.069%	0.069%	0.077%	0.066%	0.071%	0.069%	0.072%
Efficiency ratio (6)	11.8%	10.9%	12.3%	9.1%	8.9%	11.3%	9.2%

Credit-related:
Single-family properties acquired	8,146	8,113	7,419	6,882	6,569	16,259	12,487
Single-family conventional serious delinquency rate (7)
Non-credit enhanced	0.29% (8)	0.30%	0.30%	0.29%	0.29%	N/A	0.29%
Credit enhanced	1.61% (8)	1.62%	1.65%	1.56%	1.42%	N/A	1.42%
Total	0.57% (8)	0.58%	0.60%	0.58%	0.56%	N/A	0.56%
Multifamily serious delinquency rate (9)	0.14% (8)	0.17%	0.27%	0.12%	0.13%	N/A	0.13%
Charge-offs:
Single-family	$22.0	$29.7	$25.2	$30.7	$22.6	$51.7	$44.2
Multifamily	3.6	4.6	0.7	5.4	3.8	8.2	5.3

Total	25.6	34.3	25.9	36.1	26.4	59.9	49.5
Foreclosed property (income) expense:
Single-family	(13.5)	(26.8)	17.3	(0.2)	(3.6)	(40.3)	(6.3)
Multifamily	4.5	2.2	(0.4)	1.1	0.1	6.7	0.1

Total	(9.0)	(24.6)	16.9	0.9	(3.5)	(33.6)	(6.2)
Credit-related losses	16.6	9.7	42.8	37.0	22.9	26.3	43.3
Allowance for loan losses and guaranty liability for MBS	757.2	795.0	796.9	799.6	808.0	757.2	808.0
Provision for losses	(12.2)	32.4	23.2	27.7	26.1	20.2	49.1
Credit-related income (expense)	21.2	(7.8)	(40.1)	(28.6)	(22.6)	13.4	(42.9)
Credit-related losses as a percentage of average mortgage credit book of business (annualized)	0.003%	0.002%	0.008%	0.007%	0.005%	0.002%	0.004%

(1)	Represents unpaid principal balance.
(2)	Represents unpaid principal balance. Excludes the effect of unrealized gains or losses on available-for-sale securities, deferred balances, and the allowance for loan losses.
(3)	Prior periods have been revised to be consistent with the balance sheet presentation in the 2004 first quarter Form 10-Q.
(4)	MBS and other mortgage-related securities guaranteed by Fannie Mae.
(5)	MBS and other mortgage-related securities guaranteed by Fannie Mae and held by investors other than Fannie Mae’s portfolio.
(6)	Administrative expense divided by core taxable-equivalent revenue.
(7)	Includes conventional loans three or more months delinquent or in foreclosure process as a percent of the number of loans.
(8)	As of May 31, 2004, most recent data available.
(9)	Includes loans two or more months delinquent as a percent of loan dollars.

Selected Financial Information

Dollars in millions
Numbers may not foot due to rounding.

	Quarter Ended					Six Months Ended June 30,
	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003	2004	2003

Net Interest Yield and Net Interest Margin:
Average balances:
Net mortgage investment	$870,229	$883,002	$902,816	$840,851	$808,215	$876,615	$806,510
Liquid investments	76,732	66,525	65,848	85,504	81,966	71,629	74,550

Total net investment	$946,961	$949,527	$968,664	$926,355	$890,181	$948,244	$881,060

Net interest yield, taxable-equivalent basis (2)	1.37%	1.40%	1.37%	1.56%	1.63%	1.38%	1.61%
Net interest margin, taxable-equivalent basis (3)	1.04%	1.07%	1.05%	1.20%	1.30%	1.05%	1.28%

Fee and Other Income (Expense), net:
Transaction fees	$57.0	$48.1	$62.7	$132.2	$159.7	$105.1	$296.4
Technology fees	53.3	59.4	43.7	68.0	91.8	112.7	161.9
Multifamily fees	55.8	46.5	36.3	37.9	31.7	102.3	65.7
Tax-advantaged investments	(75.5)	(80.1)	(59.6)	(80.1)	(52.4)	(155.6)	(123.7)
Credit enhancement expense	(40.6)	(43.8)	(46.0)	(36.6)	(45.1)	(84.4)	(86.5)
Other	(220.1)	(27.9)	(49.3)	(17.0)	45.8	(248.0)	31.0

Total	$(170.1)	$2.2	$(12.2)	$104.4	$231.5	$(167.9)	$344.8

	June 30,	March 31,	December 31,	September 30,	June 30,
	2004	2004	2003	2003	2003

Selected Balance Sheet Data:
Mortgage portfolio, net (4)	$891,386	$886,316	$901,803	$921,400	$822,733
Liquid investments (1) (4)	51,850	64,935	65,635	57,425	66,632
Total assets	989,341	995,268	1,009,569	1,019,171	923,795
Debentures, notes, and bonds, net	939,668	945,343	961,732	975,734	884,081

Stockholders’ Equity:
Preferred stock	$4,108	$4,108	$4,108	$4,108	$3,882
Realized common equity	32,007	31,593	30,297	28,644	26,792
Accumulated other comprehensive income (OCI) Unrealized gains on securities, net	1,034	3,677	2,618	3,415	3,642
Cash flow hedging results, net— FAS 133	(8,266)	(16,198)	(12,192)	(16,092)	(16,952)
Cash flow hedging results, net— FAS 149	(2,762)	(2,375)	(2,458)	(2,551)	—

Total accumulated OCI	(9,994)	(14,896)	(12,032)	(15,228)	(13,310)

Total stockholders’ equity	$26,121	$20,805	$22,373	$17,524	$17,364

Core capital (5)	$36,115	$35,701	$34,405	$32,752	$30,675
Total capital (6)	36,862	36,481	35,182	33,542	31,469

(1)	Liquid investments include cash and cash equivalents, nonmortgage investments, and mortgage assets designated for securitization.
(2)	Annualized net interest income on a tax-equivalent basis divided by the weighted average net investment balance.
(3)	Annualized core net interest income on a tax-equivalent basis divided by the weighted average net investment balance.
(4)	Prior periods have been revised to be consistent with changes to our balance sheet presentation implemented during the first quarter of 2004.
(5)	The sum of (a) the stated value of common stock, (b) the stated value of outstanding noncumulative perpetual preferred stock, (c) paid-in capital, and (d) retained earnings, less (e) treasury stock. Represents a regulatory measure of capital.
(6)	The sum of (a) core capital and (b) the total allowance for loan losses and guaranty liability for MBS, less (c) any specific loss allowances. Represents a regulatory measure of capital.

Reconciliation of Core Business Earnings to Reported Results

Dollars and shares in millions, except per share amounts
Numbers may not foot due to rounding.

	Quarter Ended			Quarter Ended			Six Months Ended			Six Months Ended
	June 30, 2004			June 30, 2003			June 30, 2004			June 30, 2003
	Core			Core			Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results	Earnings	Items	Results	Earnings	Items	Results
Net interest income	$3,113.5	$—	$3,113.5	$3,500.3	$—	$3,500.3	$6,309.4	$—	$6,309.4	$6,868.7	$—	$6,868.7
Purchased options amortization expense (1)	(773.4)	773.4	—	(715.8)	715.8	—	(1,547.6)	1,547.6	—	(1,480.1)	1,480.1	—

Core net interest income	2,340.1	773.4	3,113.5	2,784.5	715.8	3,500.3	4,761.8	1,547.6	6,309.4	5,388.6	1,480.1	6,868.7
Guaranty fee income	656.7	—	656.7	632.3	—	632.3	1,393.6	—	1,393.6	1,178.9	—	1,178.9
Fee and other income (expense), net	(170.1)	—	(170.1)	231.5	—	231.5	(167.9)	—	(167.9)	344.8	—	344.8
Credit-related income (expense)	21.2	—	21.2	(22.6)	—	(22.6)	13.4	—	13.4	(42.9)	—	(42.9)
Administrative expenses	(384.4)	—	(384.4)	(354.2)	—	(354.2)	(767.4)	—	(767.4)	(698.0)	—	(698.0)
Purchased options expense under FAS 133 (2)	—	(1,979.7)	(1,979.7)	—	(1,882.7)	(1,882.7)	—	(2,939.1)	(2,939.1)	—	(2,507.3)	(2,507.3)
Debt extinguishments, net	23.5	—	23.5	(739.8)	—	(739.8)	(3.3)	—	(3.3)	(1,132.0)	—	(1,132.0)

Income before federal income taxes	2,487.0	(1,206.3)	1,280.7	2,531.7	(1,166.9)	1,364.8	5,230.2	(1,391.5)	3,838.8	5,039.4	(1,027.2)	4,012.2
Provision for federal income taxes (3)	(590.7)	422.2	(168.5)	(671.3)	408.4	(262.9)	(1,314.2)	487.0	(827.2)	(1,329.3)	359.5	(969.8)

Net income	$1,896.3	$(784.1)	$1,112.2	$1,860.4	$(758.5)	$1,101.9	$3,916.0	$(904.5)	$3,011.6	$3,710.1	$(667.7)	$3,042.4

Preferred stock dividends and issuance costs on redemptions	$(40.0)	$—	$(40.0)	$(34.2)	$—	$(34.2)	$(83.7)	$—	$(83.7)	$(64.5)	$—	$(64.5)
Weighted average diluted common shares outstanding	970.3	—	970.3	982.3	—	982.3	972.8	—	972.8	986.5	—	986.5
Diluted earnings per common share	$1.91	$(0.81)	$1.10	$1.86	$(0.77)	$1.09	$3.94	$(0.93)	$3.01	$3.70	$(0.68)	$3.02

	Reported Results				Core Business Earnings
	Quarter Ended		Six Months Ended		Quarter Ended		Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03	6/30/04	6/30/03	6/30/04	6/30/03
Net interest income	$3,113.5	$3,500.3	$6,309.4	$6,868.7	$3,113.5	$3,500.3	$6,309.4	$6,868.7
Taxable-equivalent adjustment on tax-exempt investments (4)	119.2	119.4	237.9	242.2	119.2	119.4	237.9	242.2

Taxable-equivalent net interest income	$3,232.7	$3,619.7	$6,547.3	$7,110.9	3,232.7	3,619.7	6,547.3	7,110.9

Purchased options amortization expense					(773.4)	(715.8)	(1,547.6)	(1,480.1)

Taxable-equivalent core net interest income					$2,459.3	$2,903.9	$4,999.7	$5,630.8

Average net investment balance	$946,961	$890,181	$948,244	$881,060	$946,961	$890,181	$948,244	$881,060
Average investment yield	5.10%	5.66%	5.16%	5.80%	5.10%	5.66%	5.16%	5.80%
Average borrowing cost	3.86%	4.24%	3.90%	4.37%	3.86%	4.24%	3.90%	4.37%
Purchased options amortization expense					0.34%	0.32%	0.34%	0.35%
Average core borrowing cost (5)					4.20%	4.56%	4.24%	4.72%
Net interest yield, taxable- equivalent basis (6)	1.37%	1.63%	1.38%	1.61%
Net interest margin, taxable-equivalent basis (7)					1.04%	1.30%	1.05%	1.28%
Net interest income	$3,113.5	$3,500.3	$6,309.4	$6,868.7	$3,113.5	$3,500.3	$6,309.4	$6,868.7
Guaranty fee income	656.7	632.3	1,393.6	1,178.9	656.7	632.3	1,393.6	1,178.9
Fee and other income (expense), net	(170.1)	231.5	(167.9)	344.8	(170.1)	231.5	(167.9)	344.8

Total revenues	3,600.1	4,364.1	7,535.1	8,392.4	3,600.1	4,364.1	7,535.1	8,392.4

Investment tax credits (8)	313.0	212.1	560.4	428.5	313.0	212.1	560.4	428.5
Tax-exempt investments (4)	119.2	119.4	237.9	242.2	119.2	119.4	237.9	242.2

Total taxable-equivalent adjustments	432.2	331.5	798.3	670.7	432.2	331.5	798.3	670.7

Taxable-equivalent revenues	$4,032.3	$4,695.6	$8,333.4	$9,063.1	4,032.3	4,695.6	8,333.4	9,063.1

Purchased options amortization expense					(773.4)	(715.8)	(1,547.6)	(1,480.1)

Core taxable-equivalent revenues					$3,258.9	$3,979.8	$6,785.8	$7,583.0

(1)	This amount represents the amortization of purchased options expense allocated to interest expense over the original expected life of the options. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

(2)	This amount represents unrealized gains and losses on purchased options recorded in accordance with FAS 133.

(3)	The reconciling item represents the net federal income tax effect of core business earnings adjustments based on the applicable federal income tax rate of 35 percent.

(4)	Reflects non-GAAP adjustments to permit comparison of yields on tax-exempt and taxable assets based on a 35 percent marginal tax rate.

(5)	Includes the effect of purchased options amortization expense allocated to interest expense over the original expected life of the options.

(6)	Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

(7)	Annualized taxable-equivalent core net interest income divided by the weighted average net investment balance.

(8)	Represents non-GAAP adjustments for tax credits related to losses on certain affordable housing tax-advantaged equity investments and other investment tax credits using a 35 percent marginal tax rate.

Voluntary Initiatives Disclosure
June 2004

INTEREST RATE RISK

		Rate Level Shock (50bp)		Rate Slope Shock (25bp)
	Effective	1 Year Portfolio	4 Year Portfolio	1 Year Portfolio	4 Year Portfolio
	Duration Gap	Net Interest	Net Interest	Net Interest	Net Interest
	(in months)	Income at Risk	Income at Risk	Income at Risk	Income at Risk
2003
June	-1	2.1%	6.6%	3.9%	5.9%
July	6	9.3%	8.7%	1.9%	2.9%
August	4	4.8%	3.2%	3.4%	5.2%
September	1	2.7%	1.3%	5.2%	6.8%
October	1	4.5%	2.4%	4.1%	5.9%
November	-1	3.7%	2.7%	3.7%	6.1%
December	-1	2.6%	2.1%	3.6%	6.1%
2004 January	-1	0.9%	3.1%	3.0%	6.4%
February	-1	1.4%	3.3%	3.7%	6.7%
March	0	3.8%	5.4%	4.0%	6.6%
April	3	5.0%	5.3%	2.9%	5.4%
May	3	2.9%	2.5%	2.5%	4.5%
June	2	1.6%	3.5%	2.3%	4.1%

•	Effective duration gap — measures the extent the effective duration of the portfolio’s assets and liabilities are matched. A positive duration gap indicates that the effective duration of our assets exceeds the effective duration of our liabilities by that amount, while a negative duration gap indicates the opposite. The duration gap is a calculated weighted-average for the month.

•	Net interest income at risk — compares Fannie Mae’s projected change in portfolio net interest income under the financially more adverse of a 50 basis point increase and decrease in interest rates. Fannie Mae also compares the expected change in portfolio net interest income for the more adverse of a 25 basis point decrease and increase in the slope of the yield curve. Both measurements are done for one-year and four-year periods.

A positive number indicates the percent by which net interest income could be reduced by the increased rate shock. A negative number would indicate the percent by which net interest income could be increased by the shock.

LIQUIDITY

Ratio of liquid to total assets	Ratio
September 30, 2003	5.6%
December 31, 2003	6.5%
March 31, 2004	6.4%
June 30, 2004	5.2%

•	Fannie Mae will maintain at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets. Fannie Mae also will comply with the Basel Committee on Banking Supervision’s fourteen principles for sound liquidity management.

•	To fulfill its liquidity commitment, Fannie Mae will maintain more than five percent of its on-balance sheet assets in high-quality, liquid assets.

CREDIT RISK

	Before	After
Lifetime credit loss	Credit	Credit
sensitivity as of:	Enhancements	Enhancements
(Dollars in millions)
June 30, 2003	$2,408	$983
September 30, 2003	2,678	1,138
December 31, 2003	2,402	1,113
March 31, 2004 (1)	3,231	1,453

•	Lifetime credit loss sensitivity measures the sensitivity of Fannie Mae’s expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed MBS.

•	Credit loss sensitivity is reported in present value terms and measures expected losses in two ways: before receipt of private mortgage insurance claims and any other credit enhancements and after receipt of expected mortgage insurance and other credit enhancements.

SUBORDINATED DEBT

		Net Proceeds
Total capital and	Total	on Subordinated
subordinated debt	Capital	Debt	Percent
(Dollars in billions)
March 31, 2004	$36.481	$12.429	4.3
June 30, 2004	36.862	12.432	4.4

•	Fannie Mae will issue subordinated debt in an amount sufficient to bring the sum of total capital (core capital plus general allowance for losses) and subordinated debt to 4% of on-balance sheet assets, after providing for the capitalization of off-balance sheet MBS.

•	Subordinated debt only includes net proceeds on issuances from January 1, 2001.

•	Fannie Mae will maintain a weighted-average maturity of subordinated debt of at least five years. At June 30, 2004, the original weighted-average term to maturity was 8.1 years with a remaining weighted-average maturity of 6.1 years.

(1) Most recent data available.